EXHIBIT D
Lease Option Agreement

This Lease Option Agreement (this “Agreement”) is made on ______ , 2019, (the “Effective Date”) between COMSTOCK MINING INC., a Nevada corporation (the “Optionor”) and Tonogold Resources, Inc., a Delaware corporation (“Tonogold”), on behalf of Comstock Mining LLC, a Nevada limited liability company, and/or its affiliates or assignees (the “Optionee”).

WHEREAS, Optionor is the fee owner of certain real property being, lying and situated in Storey County, Nevada, and personal property and fixtures located thereon (the “Property”).

WHEREAS, the Optionor desires to grant the Optionee an option to lease the Property, subject to the terms and conditions set forth herein, pursuant to the terms set forth in an agreement to lease the American Flat property, plant, and equipment, in the Lease Option Addendum Exhibit attached hereto (the “American Flat Net Lease Agreement”).

NOW, THEREFORE, for and in consideration of the covenants and obligations contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Optionor hereby grants to Optionee an exclusive option to lease the aforementioned “Property.”

The parties hereto hereby agree as follows:

1. OPTION TERM. The right to lease the Property commences on the Effective Date and expires at 5:00 p.m. Pacific time on the sixth (6th) anniversary of the date of this Agreement (the “Expiration Time”); provided, that the Optionor’s obligation to maintain ownership of the Property, as described in section 6.2 of this Agreement, shall terminate on the third (3rd) anniversary of the date of this Agreement (the “Optionor Obligation Termination Date”).

2. NOTICE REQUIRED TO EXERCISE OPTION. To exercise the right to lease the Property, the Optionee must deliver to the Optionor written notice of Optionee’s intent to lease the Property on or prior to the Expiration Time. Upon receipt of such notice, the Optionor and the Optionee shall be obligated to immediately execute and deliver the American Flat Net Lease Agreement in the form attached hereto save for the date, which shall be the date of execution.

3. OPTION CONSIDERATION. As consideration for this Agreement, the Optionee shall reimburse all of the Optionor’s costs and expenses to maintain and hold the Property in its current condition, including, without limitation, all Carrying Costs, as defined in Section 4 (the “Net Lease Maintenance Costs”). All payments of the Net Lease Maintenance Costs shall be nonrefundable.

No later than thirty (30) days after the Effective Date, Optionee shall conduct an inspection of the Property and propose a maintenance plan (the "Maintenance Plan") in cooperation with Optionor in order to hold the Property in its current condition. The Maintenance Plan, as may be supplemented or amended from time to time by Optionee, shall be implemented by Optionor under the direction of Optionee. Optionee shall reimburse all of the Optionor’s costs and expenses to maintain and hold the Property in accordance with the Maintenance Plan, including, without limitation, all Carrying Costs, as defined in Section 4. Optionor shall be liable for any non-routine damage to the Property caused by Optionor.

All payments made by Optionee to Optionor shall be paid by wire transfer of immediately available funds to an account designated by Optionor. The Optionee’s failure to pay all Net Lease Maintenance Costs within thirty (30) days’ from the date that the Optionor delivers notice of such failure to the Optionee shall automatically terminate this Agreement and all rights hereunder.

4. OPTIONOR OBLIGATIONS. Unless this Agreement shall terminate earlier in accordance with Section 3 of this Agreement, from the date hereof,
(i) Optionor will maintain the Property in its current condition, normal wear and tear excepted;
(ii) Optionor will obtain and maintain commercially available insurance coverage on the Property;
(iii) Optionor will work with Optionee to maintain the existing permits relating to the Property, and will cooperate with Optionee in working with county, state, and federal regulators to obtain any permit modifications or new permits reasonably necessary for the Optionee’s processing plans;
(iv) Optionor will have the right to use the Property for any purpose which does not conflict with Optionee’s processing plans, including but not limited to, testing, removing, and/or selling previously stacked and leached material or any another material on or near the Property, or any other activity that does not increase the reclamation liability; and
(v) Optionor will pay all costs associated with ownership and maintenance of the Property, and all costs associated with permits, as detailed in Exhibit D3 of the American Flat Net Lease Agreement (the “Carrying Costs”). Optionee shall reimburse the Optionor for all the Net Lease Maintenance Costs in accordance with Section 3 above. Optionee will pay statutory fees for any of the permits held in Optionee’s name directly to the appropriate Federal, State, and County agencies.
(vi) Optionor will make its professional staff available to assist Optionee at reasonable times and upon reasonable notice, subject to prior commitments. Optionor will invoice this time to Optionee at cost, without profit mark ups, but with actual employee benefit burden included in the cost.

5. EXCLUSIVITY OF OPTION. This Agreement is exclusive and non-assignable and exists solely for the benefit of the named parties above. Should Optionee attempt to assign, convey, delegate, or transfer this option to lease without the Optionor’s express written permission, any such attempt shall be deemed null and void.

6. REPRESENTATIONS, WARRANTIES AND AGREEMENTS

6.1 The parties are executing this Agreement voluntarily and without any duress or undue influence. The parties have carefully read this Agreement and have asked any questions needed to understand its terms, consequences, and binding effect and fully understand them. The parties have sought the advice of an attorney of their respective choice if so desired prior to signing this Agreement.

6.2 Optionor and Optionee agree that Optionor can continue to use the American Flat Property for any lawful purpose from the Effective Date until this Option is exercised, so long as the current facilities remain available for Optionee’s use under this Agreement. In the event that Optionor continues to use the Property after the Effective Date, Optionor shall be liable for any non-routine damage to the Property caused by Optionor.

6.3 Optionor and Optionee agree that, subsequent to the Effective Date, they will work together, in consultation with the regulatory agencies, to timely bifurcate any permits, such as the Reclamation Permit, Air Quality permit, and any others that include aspects relating to both the American Flat Property subject to this Agreement and the Lucerne Properties covered by the Membership Interest Purchase Agreement, or to leave the permits as-is, so long as Optionee can operate according to its plans on the Lucerne Properties, and Optionor can operate as it sees fit on the American Flat property, until such time as this Option is exercised.

6.4 In the event that the Option is exercised, the parties agree they will work together to allocate the current reclamation bond, covering the existing reclamation liability between the Lucerne Properties and the American Flat Property.

6.5 Optionor agrees that if an event occurs with respect to the American Flat Property that results in an insurance claim (an “Insurance Event”), funds received from such claim will be applied towards restoring the American Flat Property as it was prior to the Insurance Event. Optionor shall continue to maintain insurance coverage against loss on the Property that Optionor determines to be commercially reasonable. Optionor shall be solely responsible for any insurance deductible expense and any and all damage which exceeds the scope of insurance coverage.

6.6 Optionor agrees for a period of three years from the Effective Date, it shall not to sell or otherwise dispose of any or all of the American Flat property, facilities, or equipment.

6.7 Optionor agrees, beginning from the Effective Date, it shall not pledge, directly or indirectly, the American Flat Property assets as surety for any obligation.

6.8 Optionor agrees that, after three years from the Effective Date, unless the Option has been exercised, if it were to receive a genuine, bon-fide, unconditional cash offer to acquire some or all of the process facility assets from a third-party that it is prepared to accept, it shall immediately advise Optionee in writing (enclosing a copy of the offer), giving Optionee at least 90 days in which to match that offer (a right of first refusal). During such 90 day right of first refusal period, Optionee may elect to exercise the Option. In the event that Optionee elects not to exercise its right of first refusal or the Option, subject to the terms of this Agreement, Optionor shall be entitled to accept the third-party offer. For the avoidance of any doubt, any contemplated sale of all the process facility assets to a third-party shall include provisions that require the third-party to recognize and honor the terms of this Agreement in its entirety, and agree to execute an agreement or deed of assignment with Optionee to ensure the terms of the Agreement shall be enforceable.

6.9 Optionor and Optionee agree that Optionor is the exclusive owner of any residual leached materials, mine dumps and tailings currently on the Property, along with the reclamation liability for those materials. Optionor may, at any time, reprocess, remove, or reclaim these materials to and thereby reduce its reclamation liability, with no compensation to Optionee.

6.10 Optionor makes no representation or warranty, express or implied, to any matter whatsoever relating to the Property or any other matter, including as to (i) merchantability or fitness for any particular use or purpose, (ii) any proposed processing or other business or operations, (iii) the adequacy of the existing permits for the operations planned by Optionee; (iv) the likelihood of governmental authority or regulatory approval of any proposed mining, processing or other business or operations or (v) the probable success or profitability of any proposed mining,  processing or other business or operations;

6.11 Optionee represents that it has sufficient experience in the mining of ores and processing methods similar to its planned use for the Property, and agrees that: (i) in making its decision to enter into this Agreement, Optionor has relied solely on its own investigation and the express representations of Optionor made in this Agreement; (ii) it has examined the data from previous operations of the facility by Optionor; (iii) it has reviewed the permits held by Optionor relating to the Property; and (iv) it has inspected the American Flat Property and is satisfied with its current condition.

7. GOVERNING LAW AND VENUE. This Agreement shall be governed, construed and interpreted by, through and under the Laws of the State of Nevada. The parties further agree that the venue for any and all disputes related to this Agreement shall be Storey County, Nevada.

8. ENTIRE AGREEMENT. This document and the American Flat Net Lease Agreement set forth the entire agreement and understanding between the parties relating to the subject matter herein and supersedes all prior discussions between the parties. This agreement may only be amended by an instrument in writing signed by both Parties. No waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged.

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[Signatures on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMSTOCK MINING INC.

By: ______________________
Name: Corrado DeGasperis
Title: Executive Chairman, President and CEO

TONOGOLD RESOURCES, INC.

By: ______________________
Name: Mark Ashley
Title: Chief Executive Officer

LEASE OPTION ADDENDUM EXHIBIT

American Flat Net Lease Agreement

This American Flat Net Lease Agreement (this “Agreement”) is made and entered into by and between Comstock Mining Inc., a Nevada corporation, and Comstock Mining LLC, a Nevada limited liability company.

RECITALS

A.
Comstock Mining Inc. (“Comstock”) is the owner of and in possession of certain real estate, residual materials including ores, heap leaching pads, crushing and stacking equipment, and Merrill-Crowe processing facilities located in Storey County, Nevada and described in Exhibits D1 and D2, and shown in Figure D1 (the “Property”) attached to and by this reference incorporated in this Agreement.

B.
Comstock, Comstock Mining LLC (the “Company”), and Tonogold Resources Inc (“Tonogold”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”), dated January 24, 2019 whereby Comstock sold its membership interest in the Company to Tonogold.

C.	Comstock desires to lease the Property to the Company and the Company desires to lease the Property from Comstock, subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of their mutual promises, the parties agree as follows:

ARTICLE 1
NET LEASE

1.1	Definitions. The following defined terms, wherever used in this agreement, shall have the meanings described below:

(a)	“Lease Date” shall mean _________, 2019.

(b)	“Lessor” shall mean Comstock Mining Inc.

(c)	“Lessee” shall mean Comstock Mining LLC.

(d)
“Carrying Costs” shall mean the total direct and indirect costs and expenses incurred by Lessor that are associated with owning and maintaining the Property for eventual use by Lessee, as described in Exhibit D3 of this Agreement.

(e)	“Lucerne Properties” shall have the same meaning as defined in the Purchase Agreement.

(f)
“Ore” shall mean materials produced from the Property, the nature and composition of which, in the sole judgment of Lessee justifies either (i) mining or removing from place and shipping and selling the same, or delivering the same to a processing plant for physical or chemical treatment; or (ii) leaching in place.

(g)	“Product” shall mean: (i) all Ore shipped and sold prior to treatment; and (ii) all metals, minerals, concentrates, and precipitates produced by Lessee from Ore.

(h)	"Ton" shall mean a unit of weight equal to 2,000 pounds avoirdupois (907.19kg).

1.2 Lease. The Lessor grants to the Lessee an exclusive Agreement to lease the Property for processing Ore. The Agreement has two distinct phases: Production, and Reclamation. Subject to the terms and conditions of this Agreement, so long as all conditions of the Agreement are met, and to the extent permitted by applicable federal, state and local laws regulations and ordinances, Lessor agrees to lease the Property to Lessee for the purposes of producing valuable metal and other mineral substances and products from ore-bearing materials and rocks of every kind.

1.3 Uses. Lessee is granted the right, insofar as Lessor may lawfully grant the right, to use the Property, including but without being, limited to, the full right, authority and privilege of constructing, erecting, maintaining, and using all buildings, structures, plants, roadways, pumps, pipelines, electrical power lines and facilities, stockpiles, waste plies, heap leach pads, tailings ponds and facilities, settling ponds, and all other improvements, property and fixtures for beneficiating, concentrating, smelting, extracting, leaching (in place or otherwise), refining and shipping of Ores, minerals or Product, or for any incidental activities, whether presently contemplated or known to be used in the extraction, production or processing of minerals.

1.4 Term. The Agreement is effective commencing on the Lease Date, and expiring (if not terminated previously) on the 20th anniversary of the Lease Date. Once the Production phase begins, the lease will continue in effect past the expiration date, until the Reclamation phase is complete. However terminated, Lessee’s obligation for reclamation relating to its activities on the American Flat property will continue until all reclamation is complete to the satisfaction of the applicable County, State, and Federal regulators.

(a)The Production phase begins on the Lease Date. On the Lease Date, Lessee shall have delivered notice to Lessor that it intends to exercise the Lease Option, and the first quarterly Fixed Rate Payment (as defined below) to Lessor. Following the receipt of the first quarterly Fixed Rate Payment, the parties will work together, with the objective of Lessor providing Lessee with knowledge of the operating procedures and protocols for operating the facility. During the Production phase:

(i) Lessee will assume full operation control of the Property, and will maintain and operate the facility using industry best practices;
(ii) Lessee will pay Lessor a lease payment of $1,000,000 per year, payable quarterly in advance (the “Fixed Rate Payment”) subject to adjustment as provided in clause 1.5 (b) of this Agreement, plus $1 per ton for any ore processed, payable quarterly in arrears (the “Variable Rate Payment”) subject to adjustment as provided in clause 1.5(c) of this Agreement, and will continue to pay the Carrying Costs;
(iii) Lessee will be responsible for all capital costs for any refurbishment, upgrades, and expansions of the processing facility reasonably required, in its sole discretion, to achieve its processing plan;
(iv) Lessee will operate the facility and will pay all associated operating costs and overhead; and
(v) Lessor remains liable for the reclamation associated with the American Flat facility as of the Lease Date (the “Current Liability”) and Lessee will assume liability for any modifications to or expansions of the facility and for additional material stacked, stockpiled, or otherwise moved onto the American Flat property (the “Additional Liability”).

For clarity, during the Production phase, Lessor is granting Lessee the exclusive right to construct leach pads, waste dumps, stockpiles, ponds, and other infrastructure anywhere on the Property that Lessee determines is necessary in order to carry out its operations, at its own expense, and in compliance with all applicable County, State, and Federal laws and regulations. Lessee will be responsible for the reclamation of all added construction and infrastructure, and will maintain bonds with the appropriate agencies in an amount adequate to cover the entire cost of such Additional Liability reclamation.

Lessee shall grant Lessor reasonable access to the Property in order for Lessor to be satisfied that Lessee is operating the facilities in a safe and environmentally responsible manner.

For the sake of clarity, the Fixed rate will be payable on a continuous basis, whether or not Lessee has any production during any given quarter. Subject to clauses 1.5(b) and 1.5(c) of this Agreement, the Fixed Rate and Variable Rate Payments will continue through the end of the quarter in which Lessee ceases operating the plant, after notifying Lessor at least three months in advance of its intent to cease operations (the “Shutdown Notice”).

(b)
The Reclamation phase begins when Lessee ceases operating the plant after giving the Shutdown Notice, and will continue until all reclamation is complete to the satisfaction of all applicable County, State, and Federal regulators, and Lessee provides evidence, satisfactory to Lessor, that all reclamation due to Lessee’s operations is complete and the applicable bonds have been released. During the Reclamation phase,

(i) Lessee will continue to pay the Carrying Costs;
(ii) Lessor and Lessee will negotiate what portions of the Plant and Property will be fully reclaimed, and which portions Lessor wishes to leave in place for possible future operations;
(iii) Lessee will pay all costs for reclamation due to its activities, except for any portions of the infrastructure the parties have agreed to leave in place; and
(iv) Lessor will pay all costs for reclamation due to its previous operations as of the Lease Date, or will defer its share of the reclamation in anticipation of future opportunities, in its sole discretion.

Any additions to the physical plant that are not fixed and are capable of being removed shall be removed by Lessee during the Reclamation phase, unless otherwise agreed by the parties. After reclamation is complete, any remaining infrastructure becomes the property of Lessor, with no compensation due to Lessee. Any stockpiled or leached or otherwise processed material remaining on the property also becomes the property of Lessor.

1.5 Payments. Lessee shall make the following payments to Lessor.

(a)Carrying Costs. During all phases of the Agreement, the Carrying Costs paid by Lessor will be invoiced to the Lessee monthly, and shall be due upon receipt.

(b)Fixed Rate. The Fixed Rate Payment lease payment shall be paid at the rate of $250,000 quarterly, in advance, beginning on the Lease Date and continuing through the end of the quarter in which the Shutdown Notice is given, or the end of the quarter during which the aggregate cumulative amount of the Fixed Rate Payments plus Variable Rate Payments received by Lessor from Lessee equals $25,000,000, whichever comes first.

(c)Variable Rate. As provided in Section 1.4(a) of this Agreement, the initial Variable Rate Payment shall be $1 per ton, payable quarterly in arrears. Commencing on the date that the aggregate cumulative amount of the Fixed Rate Payments plus Variable Rate Payments received by Lessor from Lessee equals $15,000,000 and thereafter, the Variable Rate Payments shall be reduced to $0.50 per ton (the "Adjusted Variable Rate Payment"). Commencing on the date that the aggregate cumulative amount of the Fixed Rate Payments plus all Variable Rate Payments received by Lessor from Lessee equals $25,000,000 and thereafter, the Variable Rate Payment shall be reduced to $0.25 per ton, but not less than $100,000 per quarter (the "Subsequent Variable Rate Payment").

(d)Method of Payment. All payments made by Lessee to Lessor shall be paid by wire transfer of immediately available funds to an account designated by Lessor.

(e)Audit. Lessor or its authorized agents shall have the right to audit and inspect Lessee’s accounts and records used in calculating the Variable Rate Payments, which right may be exercised as to each payment at any reasonable time during a period of ninety (90) days from the date on which the payment was made by Lessee. If no such audit is performed during such period, such accounts, records and payments shall be conclusively deemed to be true, accurate and correct. If it is determined that an overpayment or underpayment was made, neither Lessor nor Lessee will be required to make an additional payment or a refund, as applicable, but the overpayment or underpayment shall be corrected with the next quarterly payment.

(f)Penalties. Any amounts not timely paid shall draw interest at the rate of eighteen percent (18%) per annum on the unpaid balance from the due date until paid in full. After 60 days, Lessor may file a lien on the stacked ore, concentrates, precipitates, and dore on the Property.

1.6. Acceptance of Payments. The lease contemplated by this Agreement shall be deemed and construed to be a “net lease”, and, except as expressly provided to the contrary in this Agreement, all costs, expenses, charges, impositions and other payments of every kind and nature whatsoever relating to the Property, or the use, operation or maintenance thereof, which may arise or become due during or in respect of the lease Term shall be timely paid by Lessee, and Lessee assumes full responsibility for the condition, operation, repair, alteration, improvement, replacement, maintenance and management of the Property.

1.7 Relationship of the Parties.

(a) No Partnership: This Agreement shall not be deemed to constitute any party, in its capacity as such, the partner, agent or legal representative of any other party, or to create any mining partnership or other partnership or other partnership relationship, or fiduciary relationship between them for any purpose whatsoever.

(b) Competition: Except as expressly provided in this Agreement, each party shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavors of any sort whatsoever outside the Property or outside the scope of this Agreement, whether or not competitive with the endeavors contemplated herein, without consulting the other or inviting or allowing the other therein. In particular, without limiting the foregoing, neither party to this Agreement shall have any obligation to the other as to any opportunity to acquire any money, property, interest or right offered to it outside the scope of this Agreement.

ARTICLE 2
REPRESENTATIONS, WARRANTIES AND AGREEMENTS

2.1 Lessor and Lessee agree that, subsequent to the Lease Date, they will work timely, in consultation with the regulatory agencies, to bifurcate any permits, such as the Reclamation Permit, Air Quality permit, and any others that include aspects relating to both the Property and the Lucerne Properties covered by the Purchase Agreement, or to leave the permits as-is, so long as the goal is met that Lessee can operate according to its plans on the Lucerne Properties, and Lessor can operate as it sees fit on the Property, until the Lease Date.

2.2 The parties agree they will work together to allocate the current reclamation bond, covering the existing reclamation liability between the Lucerne Properties and the Property, and to separately bond Lessee’s reclamation liability for its changes to the Property and its operations under this agreement.

2.3 Lessor agrees that if an event occurs with respect to the Property that results in an insurance claim (an “Insurance Event”), funds received from such claim will be applied towards restoring the Property as it was prior to the insurance event. Lessee shall be solely responsible for any insurance deductible expense and any and all damage which exceeds the scope of insurance coverage.

2.4 Lessor agrees not to sell or otherwise dispose of any or all of the Property until the Shutdown Notice is given.

2.5 Lessor agrees not to pledge, directly or indirectly, the Property as surety for any obligation.

2.6 Lessor makes no representation or warranty, express or implied, to any matter whatsoever relating to the Property or any other matter, including as to (i) merchantability or fitness for any particular use or purpose, (ii) any proposed processing or other business or operations, (iii) the adequacy of the existing permits for the operations planned by Lessee; (iv) the likelihood of governmental authority or regulatory approval of any proposed mining, processing or other business or operations or (v) the probable success or profitability of any proposed mining, processing or other business or operations;

2.7 Lessee represents that it has sufficient experience in the mining of ores and processing methods similar to its planned use for the Property, and agrees that: (i) in making its decision to enter into this Agreement, Lessor has relied solely on its own investigation and the express representations of Lessor made in this Agreement; (ii) it has examined the data from previous operations of the facility by Lessor; (iii) it has reviewed the permits held by Lessor relating to the Property; and (iv) it has inspected the Property and is satisfied with its current condition.

2.8 Lessor and Lessee agree that, once Lessee’s operating plans for the Property are complete, it will notify Lessor of any equipment being replaced as part of an upgrade to the facilities, or otherwise not useful to Lessee for its planned Operations. Lessor can then move the equipment to a location on the property that will not interfere with Lessee’s planned operations, or remove the un-needed equipment, at Lessor’s expense, for sale or use at another location.

2.9 Lessor and Lessee agree that Lessor is the exclusive owner of any residual leached materials, mine dumps and tailings currently on the Property, along with the reclamation liability for those materials. Lessor may, at any time during any phase of this agreement, reprocess, remove, or reclaim these materials and thereby reduce its reclamation liability, with no compensation to Lessee, provided that during the Production phase, these activities by Lessor shall not unreasonably interfere with Lessee’s operations on the Property.

ARTICLE 3
MISCELLANEOUS

3.1 Compliance with the Law: The exercise by Lessee of any rights, privileges, grants and uses under this Agreement shall conform at all times with the applicable laws and regulations of the state in which the Property is situated and the United States of America. Lessee shall be fully responsible for compliance with all applicable federal, state and local reclamation statutes, regulations and ordinances relating to such work, all at Lessee’s cost, and Lessee shall indemnify and hold harmless Lessor from any and all claims, assessments, fines and actions arising from Lessee’s failure to perform the foregoing obligations. Lessor agrees to cooperate with Lessee in Lessee’s application for governmental licenses, permits and approvals, the costs of which shall be borne by Lessee.

3.2 Operating Practices; Inspection of Data Reports; Insurance:

(a) Operations: Lessee shall conduct operations on the Property in a safe and environmentally responsible manner, in accordance with industry best practice.

(b) Inspection of Data: During the term of this Agreement, Lessor shall have the right to examine reports and data regarding the Property in Lessee’s possession during reasonable business hours and upon prior notice, provided, however, that the rights of Lessor to examine such data shall be exercised in a manner such that inspection does not unreasonably interfere with the operations of Lessee.

(c) Insurance: Lessee shall obtain and maintain all workers’ compensation insurance as required by state law, as well as liability insurance and policies of insurance against risks in amounts customarily obtained in similar mining operations and shall furnish Lessor proof of insurance prior to the commencement of any operations. Lessee shall, at Lessee’s expense, during the term of this Agreement and any extension thereof, obtain and maintain insurance which insures the Property for public liability in amounts not less than those set out by the State of Nevada and amounts reasonably satisfactory to Lessor, naming Lessor as an additional insured and protecting against all claims, demands, actions, suits or causes of action and judgments, settlements or recoveries, for bodily injury, death or property damage arising out of Lessee’s use or occupancy of or operations conducted upon the Property. Lessee agrees to provide Lessor with a certificate of insurance. The companies issuing such policies shall also be required to furnish the Lessor written notice thirty (30) days prior to cancellation, termination, or other change of any such insurance. The Lessor shall periodically review the level of the indemnification insurance and may require the amount of such insurance to be increased or decreased to reflect changes in risk exposure.

3.3 Reclamation and Bonding: The exercise by Lessee of any rights, privileges, grants and uses under this Agreement shall conform at all times with the applicable laws and regulations of the state in which the Property is situated and the United States of America. Lessee shall be fully responsible for compliance with all applicable federal, state and local reclamation statutes, regulations and ordinances relating to such work, all at Lessee’s cost, and Lessee shall indemnify and hold harmless Lessor from any and all claims, assessments, fines and actions arising from Lessee’s failure to perform the foregoing obligations.

Bonding: Lessee is required to carry bonding for the Additional Liability in the amount determined by regulatory authorities for each area to be bonded. Lessee may qualify for self-bonding if the Lessee meets the requirements of C.F.R. Title 30 § 800.23 and any additional requirements in the State or Federal program. Alternatively, Lessee may support its mine reclamation bonding requirements through third-party bonding facilities.

3.4 Production Records: Lessee shall keep accurate records of the sale or shipment of Product from the Property, and these records shall be available for inspection and copying by Lessor at all reasonable times.

3.5 Liens and Notices of Non-Responsibility: Lessor and Lessee agree to keep the Property at all times free and clear of all liens, charges and encumbrances of any and every nature and description done, made or caused by them, and to pay all indebtedness and liabilities incurred by or for them which may or might become a lien, charge or encumbrance against the Property before such indebtedness or liability shall become a lien, charge or encumbrance.

3.6 Real Property Taxes: Lessor shall pay promptly, before delinquency, all taxes and assessments, general, special, ordinary and extraordinary, that may be levied or assessed during the term of the Agreement, and upon the Property then remaining subject to this Agreement. Such tax payments will be invoiced to Lessee as part of the Carrying Costs to be reimbursed. Neither Lessor nor Lessee shall be responsible for the payment of any such taxes which are based upon revenues income or production from the Property assessed solely to the other party. Lessee always shall have the right to contest, in the courts or otherwise, in its own name or in the name of Lessor, the validity or amount of any such taxes or assessments if it deems the same unlawful, unjust, unequal or excessive, or to take such other steps or proceedings as it may deem necessary to secure a cancellation, reduction, readjustment or equalization thereat before it shall be required to pay the same.

Delivery of Tax Notices: If Lessee receives tax bills or claims which are Lessor’s responsibility, Lessee shall promptly forward them to Lessor for appropriate action.

3.7 Inspection: Lessor, or Lessor’s duly authorized representatives, shall be permitted to enter on the Property, and the processing facilities thereon at all reasonable times for the purpose of inspection. Lessor shall have the right to take samples of material from the Property for the purpose of assuring proper and accurate determination and payment of the Tonnage Charge, but it shall enter on the Property at its own risk, and in such a manner as not to unreasonably hinder, delay or interfere with the operations of Lessee. Lessor shall indemnify and hold Lessee harmless from any and all damages, claims or demands arising out of injury to Lessor, Lessor’s agents or representatives, or any of them, on the Property or on the approaches thereto.

3.8 Termination by Lessor: In the event of any default or failure by Lessee to comply with any of the covenants, terms or conditions of this Agreement, Lessor shall give Lessee written notice of the default, specifying details of the same. If such default is not remedied within thirty (30) days after receipt of the notice, then this Agreement shall be deemed canceled and terminated effective on the thirtieth (30th) day after the receipt of the notice.

3.9 Termination: Lessee may at any time terminate this Agreement by giving written notice to Lessor. If during the Production phase of the lease, the notice must be given in the form described as the Shutdown Notice. On or promptly after delivery of the notice of termination, Lessee shall execute and deliver to Lessor a written release of this Agreement in proper form for recording. If Lessee terminates this Agreement, Lessee shall still be required to pay any Fixed Rate and Variable Rate charges and Carrying Costs which accrued prior to the termination date, which shall be the date Lessee’s notice is delivered. On expiration, termination or surrender of this Agreement, Lessee shall return the Property, or any part of the Property surrendered, in a state of compliance with applicable laws, regulations and ordinances of any governmental agency or authority having jurisdiction of the Property. If Lessee’s compliance is incomplete at such time, Lessee shall diligently take the actions necessary to complete compliance.

3.10 Removal of Equipment: Lessee shall have six (6) months after termination of this Agreement to remove from the Property all buildings, structures and equipment placed on the property by Lessee, and to restore or diligently act to restore the Property to an environmentally acceptable state as may be required by local, state or federal authorities. Any buildings, structures or equipment, including personal property, remaining on the Property after the time described in this Section shall be deemed to be owned by Lessor with no further action or the part of the parties.

3.11 Data: Upon termination of this Agreement, Lessor shall have the right to request a copy of all reports and data regarding the Property in Lessee’s possession at the time of termination. Lessee agrees that it will, within thirty (30) days after receipt of a written demand by Lessor, deliver to Lessor a copy of all such reports and data. Lessee shall have no liability on account of any such information received or acted on by Lessor or any other party to whom Lessor delivers such information.

3.12 Confidentiality: The data and information, including the terms of this Agreement, coming into the possession of Lessor by virtue of this Agreement, shall be deemed confidential, and shall not be disclosed to outside third parties except as may be required to publicly record or protect title to the Property, or to publicly announce and disclose information under the laws and regulations of the United States, any state or local government or any country, or under the rules and regulations of any stock exchange on which stock of any party, or the parent or affiliates of any party, is listed. Lessor agrees, with respect to any public announcements (other than those exceptions set forth in the preceding sentence), including the announcement of the execution of this Agreement, if any, to inform Lessee of the contents of the announcement or disclosure in advance of its intention to make such announcement in sufficient time to permit Lessee to jointly or simultaneously make a similar public announcement or disclosure if the other party so desires, except that in the event any party anticipates selling or assigning all or a portion of its interest or negotiations to procure loans from third parties are undertaken, such party shall have the right to furnish information to the party to whom such conveyance or assignment is anticipated, or with whom such negotiations or cans are under-taken, upon obtaining from such party art agreement to hold confidential any information so furnished. Nothing in this Agreement shall limit or restrict the right of Lessee to provide, deliver or release to parent companies, companies with a common parent, subsidiary companies, affiliated or related companies and/or coventurers the data and information, including the terms of this Agreement, coming into the possession of Lessee by virtue of this Agreement.

3.13 Notices: All notices shall be in writing to the applicable address set forth below and shall be given by personal delivery or recognized international overnight courier. All notices shall be effective and shall be deemed delivered on the date of delivery if delivered before 5:00 p.m. local destination time on a business day, otherwise on the next business day after delivery. Each party will send a copy of their notice by email, as a courtesy, but the notice will not be valid until delivered in writing. Any notice delivered by email shall only be deemed to be official notice hereunder if the Party receiving such email confirms receipt in writing.

Each party may change its address from time to time by notice given in the manner described above
3.14 Binding Effect of Obligations: This Agreement shall be binding upon and inure to the benefit of the respective parties and their heirs, successors and assigns.

3.15 Whole Agreement: The parties agree that the whole agreement between them is written in this Agreement, and in a memorandum of agreement of even date which is intended to be recorded. There are no terms or conditions, express or implied, other than expressly stated in this Agreement. This Agreement may be amended or modified only by an instrument in writing, signed by the parties with the same formality as this Agreement.

3.16 Governing Law: This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada.

3.17 Multiple Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Agreement.

3.18 Severability: If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or in conflict with any law of the United States or any state, the validity of the remaining portions or provisions shall not be affected and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be invalid.

3.19 Bankruptcy or Insolvency Proceedings by Lessee: If Lessee be adjudged bankrupt or insolvent, or shall make an assignment for benefit of creditors, this Agreement shall thereupon immediately terminate, and it being further understood and agreed that this Agreement shall not be assignable by any process of law, nor be treated as an asset of Lessee in any bankruptcy or insolvency proceedings; nor shall it pass under the control of any trustee or assignee of Lessee by virtue of any proceedings in bankruptcy or insolvency, or under any assignment by Lessee for the benefit of creditors.

3.20 Assignment: Upon providing written notice to the other party in accordance with the terms of this Agreement, either party may assign its respective rights and obligations under this Agreement, provided that the assignee executes an assumption of all of the assignor’s obligations hereunder and agrees to be bound by all the terms and conditions of this Agreement. No such assignment shall in any way enlarge or diminish the right or obligations of Lessee or Lessor hereunder. Upon the assumption by the assignee of the assignor’s obligations, the assigning party shall be fully released from, and shall not be liable or responsible to the non-assigning party in any way for any duties, costs, payments or other liabilities or obligations that thereafter arise or accrue directly or indirectly under this Agreement. A fully executed memorandum of assignment in recordable form shall be provided to the non-assigning party by the assigning party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Lease Date.

TONOGOLD RESOURCES, INC.

By:___________________________________
Name: Mark Ashley
Title: Chief Executive Officer

COMSTOCK MINING LLC

By:____________________________________
Name: Corrado DeGasperis
Title: Executive Chairman, President and CEO

COMSTOCK MINING INC.

By:_______________________________________
Name: Corrado DeGasperis
Title: Executive Chairman, President and CEO

Exhibit D1 – “Properties”
(American Flat Net Lease Agreement)

The following patents, fee land, and unpatented mining claims are included in the American Flat Net Lease Agreement, and are shown in Figure D1, below.

D1.1: CMI-Owned Properties Included in Lease Option

Parcel No	Description	Current Owner	TYPE	Acres	County	NSR %	Royalty Owner
004-331-08	Texas	Comstock Mining LLC	Fee	37.5	Storey	0%	None
004-331-19	Baltimore Patent Homesite	Comstock Mining LLC	Fee	9.0	Storey	0%	None
004-331-22	Salzwimmer 79 Acres	Comstock Mining Inc.	Fee	77.9	Storey	0%	None
004-331-27	Salzwimmer House & "Barn"	Comstock Mining Inc.	Fee	11.0	Storey	0%	None
004-331-28	Salzwimmer House & "Barn"	Comstock Mining Inc.	Fee	3.5	Storey	0%	None
004-331-36	American Flat Process Site	Plum Mining Co LLC	Fee	77.0	Storey	0%	None
004-331-37	American Flat Process Site	Plum Mining Co LLC	Fee	4.7	Storey	0%	None
004-331-40	Texas	Comstock Mining LLC	Fee	150.0	Storey	0%	None
016-091-33	Texas	Comstock Mining LLC	Fee	32.8	Lyon	0%	None
800-002-06	Baltimore Patent Pcl 1	Comstock Mining LLC	Patent	9.0	Storey	0%	None
800-002-10	Ledge No 2	Comstock Mining Inc.	Patent	14.5	Storey	0%	None
800-002-14	Baltimore Patent Pcl C	Comstock Mining LLC	Patent	1.4	Storey	0%	None
800-002-22	Baltimore Patent PCl 3	Comstock Mining Inc.	Patent	9.0	Storey	0%	None
800-002-38	Baltimore Patent Pcl 2	Comstock Mining LLC	Patent	8.9	Storey	0%	None
800-002-45	Baltimore Patent Pcl 4	Comstock Mining Inc.	Patent	7.5	Storey	0%	None

D1.2: CMI-Owned Unpatented Claims Included in Lease Option

BLM No	Description	Current Owner	TYPE	Acres	County	Underlying NSR %	Underlying Royalty Owner
NMC1105470	CMI Mill Site 1	Comstock Mining LLC	Mill	0.38	Storey	0	None
NMC1108961	MS 38 B	Comstock Mining LLC	Lode	1.82	Storey	0	None
NMC1108962	MS 38 C	Comstock Mining LLC	Lode	6.3	Storey	0	None
NMC1108963	MS 38 D	Comstock Mining LLC	Lode	3.67	Storey	0	None
NMC1108964	MS 38 E	Comstock Mining LLC	Lode	9.83	Storey	0	None
NMC871506	Comstock 129	Comstock Mining LLC	Lode	20.67	Storey	0	None
NMC871507	Comstock 130	Comstock Mining LLC	Lode	20.67	Storey	0	None
NMC871508	Comstock 131	Comstock Mining LLC	Lode	20.67	Storey	0	None
NMC871509	Comstock 132	Comstock Mining LLC	Lode	20.67	Storey	0	None
NMC871510	Comstock 133	Comstock Mining LLC	Lode	20.67	Storey	0	None
NMC871511	Comstock 134	Comstock Mining LLC	Lode	20.67	Lyon,Storey	0	None
NMC871512	Comstock 135	Comstock Mining LLC	Lode	20.67	Lyon,Storey	0	None
NMC871513	Comstock 136	Comstock Mining LLC	Lode	20.67	Storey,Lyon	0	None
NMC871514	Comstock 137	Comstock Mining LLC	Lode	20.67	Storey,Lyon	0	None
NMC871515	Comstock 138	Comstock Mining LLC	Lode	20.67	Storey,Lyon	0	None
NMC871516	Comstock 139	Comstock Mining LLC	Lode	14.36	Storey	0	None
NMC871517	Comstock 140	Comstock Mining LLC	Lode	18.33	Storey	0	None
NMC871518	Comstock 141	Comstock Mining LLC	Lode	20.67	Storey	0	None
NMC871519	Comstock 142	Comstock Mining LLC	Lode	20.67	Storey	0	None
NMC983374	Comstock Lode 121	Comstock Mining LLC	Lode	2.72	Storey	0	None
NMC983375	Comstock Lode 122	Comstock Mining LLC	Lode	17.93	Storey	0	None
NMC983376	Comstock Lode 123	Comstock Mining LLC	Lode	1.76	Storey	0	None
NMC983377	Comstock Lode 124	Comstock Mining LLC	Lode	20.66	Storey	0	None
NMC983379	Comstock Lode 126	Comstock Mining LLC	Lode	20.69	Storey	0	None
NMC983380	Comstock Lode 127	Comstock Mining LLC	Lode	14.49	Storey	0	None
NMC983381	Comstock Lode 128	Comstock Mining LLC	Lode	9.95	Storey	0	None
NMC983382	Comstock Lode 129	Comstock Mining LLC	Lode	2.42	Storey	0	None
NMC983383	Comstock Lode 130	Comstock Mining LLC	Lode	0.76	Storey	0	None
NMC983384	Comstock Lode 131	Comstock Mining LLC	Lode	1.65	Storey	0	None
NMC983385	Comstock Lode 132	Comstock Mining LLC	Lode	6.91	Storey	0	None
NMC983386	Comstock Lode 133	Comstock Mining LLC	Lode	15.84	Storey	0	None
NMC983387	Comstock Lode 134	Comstock Mining LLC	Lode	14.92	Storey	0	None
NMC983388	Comstock Lode 135	Comstock Mining LLC	Lode	20.67	Storey	0	None
NMC983389	Comstock Lode 136	Comstock Mining LLC	Lode	18.57	Storey	0	None
NMC983390	Comstock Lode 137	Comstock Mining LLC	Lode	20.67	Storey	0	None
NMC983391	Comstock Lode 138	Comstock Mining LLC	Lode	9.1	Storey	0	None
NMC983392	Comstock Lode 139	Comstock Mining LLC	Lode	20.67	Storey	0	None
NMC983393	Comstock Lode 140	Comstock Mining LLC	Lode	6.86	Storey	0	None

Exhibit D, Figure 1
American Flat Properties
Legend
SR 341 and 342
V&T Railroad
SUP
ROW
ROW to be constructed
Counties
American Flat Area
Fee
Patent
Unpatent
N
1 inch = 1,000 feet
0
1,000
2,000
Feet
Source: Esri, DigitalGlobe, GeoEye, Earthstar Geographics, CNES/Airbus DS, USDA, USGS, AeroGRID, IGN, and the GIS User Community
800-002-14
800-002-45
800-002-22
800-002-38
004-331-19
800-002-06
004-331-28
800-002-10
004-331-27
NMC1108963
NMC1108962
NMC1108961
NMC1108964
004-331-37
004-331-22
NMC983376
NMC983374
NMC983375
NMC983379
NMC983377
NMC1105470
NMC983392
NMC983390
NMC983388
NMC983386
NMC983393
NMC983384
NMC983391
NMC983389
NMC983387
NMC983385
NMC871519
NMC871516
NMC871517
NMC871518
NMC983382
NMC983383
NMC983380
NMC983381
004-331-08
NMC871506
NMC871507
NMC871508
NMC871509
NMC871510
004-331-40
NMC871515
NMC871514
NMC871513
NMC871512
NMC871511
016-091-33

Figure D1 "American Flat Properties
Exhibit D2 – "American Flat Plant and Equipment"
(American Flat Net Lease Agreement)

Draft for discussion purposes.

Asset Category	Description 1	Description 2	Description 3

Building		Office Buildings - 1200 A,D-F
Building	1200 B	3-wide modular
Building	1200 B	modular installation	Priceless construction
Building	1200 B	modular skirting	Groves Manufactured Homes
Building	1200 C	Shop Facility
Building		Waste Storage Building	Added to back side of shop
Building		Warehouse	Upgrades to shop?
Building		Salzwimmer Building Improvement
Building		Plant Lighting
Building		Security Gates and Signs	process+office campus?
Building		Heating system	Merrill Crowe?
Building		Water Well	Blain, RL, Rain

F&F		CCD Security Camera System	plant+office
F&F		Other
F&F		Satellite	unclear
F&F		Communication system
F&F		Monitor Pro - by EHS

Water	Permit 76650		14.33 AF
Water	Permit 77679		6.00 AF
Water	Permit 82209	Gash Well-Now WS-4	4.00 AF
Water	Permit 82970	Gash Replacement Well WS-4	100.00 AF
Water	Storey County	Storey County Water Agreement	150.00 AF

Processing	Crush & Stack	Crusher
Processing		Crushing System
Processing		Crusher capacity improvements
Processing		Crusher HP Suspended Electromagnet
Processing		Crusher Feeder
Processing		Apron Feeder	Direct Force
Processing		Conveyor/Stacker	88
Processing		Conveyer Belt	Goodfellow
Processing		Grid Power @ Crusher & Process
Processing		20 FT Control Van
Processing		2007 Goodfellow Stat Conveyor
Processing		40 FT Gear Control Van
Processing	Leach Pads	Leach Pad	Coons and Mach 4
Processing		heap capacity improvements
Processing		Cells 6&7
Processing		Cells 8A
Processing		Cells 9
Processing		Cell 10	design only - engineering fees
Processing		Cells 11/12	design only - engineering fees
Processing	Ponds & Pumps	Ponds	Mach 4
Processing		Fresh Water Pond
Processing		Event Pond
Processing		Pond Liner	Comanco Environmental Corporation
Processing		93,000 Gallon Water Tank-Process Site	Water Well - Oct. 2012
Processing		8,000 Gallon Water Tank on Ophir Grade	Water Well
Processing		Bird Disks	Phoenix Plastics Inc
Processing		Bird Disks	Phoenix Plastics Inc
Processing		Barren Pump
Processing		Barren Pump
Processing		Polecat Evaporator	SMI Super Polecat 480V 25HP fan motor
Processing		Polecat Evaporator	SMI Super Polecat 480V 25HP fan motor
Processing		Polecat Evaporator	SMI Super Polecat 480V 25HP fan motor
Processing		Polecat Evaporator	SMI Super Polecat 480V 25HP fan motor
Processing		Polecat Evaporator	SMI Super Polecat 480V 25HP fan motor
Processing		Polecat Evaporator	SMI Super Polecat 480V 25HP fan motor
Processing	M-C	Merrill Crowe
Processing		Merrill Crowe Building	Expansion?
Processing		Merrill Crowe Capacity Upgrade
Processing		Merrill Crowe Clarifiers
Processing		Merrill Crowe DO Tower
Processing		Clarifiers
Processing		Processing Equipment
Processing		Filter Leaves	Scotia
Processing	Refinery	Furnace	Scotia

Vehicle	MT02	Fuel and Lube Truck	1998 KENWORTH T800
Vehicle	WT801	1992 GMC Water Truck
Vehicle		Water Truck	Western Star
Vehicle		2001 John Deere 310G 4X4 Loader/Backhoe	Richie Bros.
Vehicle	P14	Ford F350 Service Pickup w/ Utility Bed and tools	RocTech
Vehicle		RT740B Grove crane	Cashman
Vehicle		Cat TH460B Telehandler
Vehicle		Forklift	Hertz
Vehicle		2 Magnum Light Towers	Hertz
Vehicle		10,000 gal self erecting water tower	T.E. Bertagnolli
Vehicle		Kline Water Tank
Vehicle	P11	2000 Ford F250 4WD	Hertz
Vehicle	P13	1998 Chevy 4 X 4
Vehicle	P01	2004 Ford F-150 Pick-up - Blue
Vehicle		29' Conex Trailer	at pit?

Other		HPDE Pipe Welder	P&F Distributors 2
Other		RAM 28 BUTT Fusion Machine	HDPE Supply
Other		Generator - 3516 Genset (Model 3516)	Cashman 77
Other		Metallurgical Lab
Other		Met Lab
Other		Lab Equipment
Other		Lab Equipment
Other		Lab Oven
Other		Self Contained Shower unit	Quick Space 76
Other		Security System	plant, office, both?
Other		Weather Station
Other		Mine Communications Upgrade
Other		Environmental Monitoring System	TSI x

Exhibit D3 – “Estimated Costs”
(American Flat Net Lease Agreement)

The following estimated costs will be the responsibility of Lessee from the Effective Date of the Lease Option Agreement. The costs will be paid by Lessor, and will be invoiced to Lessee monthly. These costs are estimates only, for planning purposes. Lessee will pay the actual expenses incurred.

		Annual $	Notes
Property Tax
Real	3,489		Storey
Personal	168,529		Storey
Total Property Tax		172,017
Claim Fees
BLM	5,890
Storey Co	496
Lyon County	100
Total Claim Fees		6,486
Insurance		154,710	LP Insurance, estimated at 80% of total annual costs. Largest cost is environmental.
Reclamation Bond		129,080	Smith-Manus, estimated at 90% of total annual costs
Utilities		95,187	Propane, power, water
Consulting		21,500	Air Quality and Reclamation Bond work
Other		102,153	Maintenance and other
Total Estimated Costs		681,134

Storey County Water Annual Minimum		57,545
Less Consulting		(21,500)

Net Re-Occurring		717,179

Payroll (Excludes third-party technical/consultive support and payroll taxes/benefits)
Environmental & Safety Manager		138,000
Maintenance		100,000
External Relations		110,000
Professional Staff Assistance		As-needed	Invoiced at burdened payroll cost

Total Estimated Costs		1,065,179

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